UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)   January 18, 2007

Precision Aerospace Components, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-30185	20-4763096
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 Arthur Kill Road Staten Island, NY	10309-1202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code  (718) 356-1500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 18, 2006, Precision Aerospace Components, Inc. (the “Company”, “we” or “us) terminated Robert P. Moyer from his positions as the Chief Executive Officer and Chief Financial Officer of the Company. Concurrent with this action, we appointed Andrew Prince to serve as the Chief Executive Officer of the Company.

Andrew Prince, 63, has served as director of the Company since August 10, 2006. During the previous five years, Mr. Prince has been a principal of Prince Strategic Group LLC, a strategic advisory and merchant-banking firm. Prince Strategic Group focuses on strategic planning, acquiring and disposing assets and businesses, financial restructuring, and providing crisis and interim executive management services. Mr. Prince assists large and small organizations in developing and implementing business strategies and refining operations. He has extensive experience in corporate financing, strategic relationships, and all aspect of acquisition transactions, including financial and strategic analysis, structuring and negotiations, strategic planning, and management development activities. He is also experienced in all facets of operations of both small and large organizations. From June 1, 2004 through June 1, 2006, Mr. Prince was a director of CDKnet.com (OTCBB: CDKN). Mr. Prince is a graduate of the United States Naval Academy, Harvard Law School and Harvard Business School.

In connection with his appointment as the Chief Executive Officer of the Company, Mr. Prince resigned his position as the Chairman of the Compensation Committee of Board of Directors. He will continue to serve as a member of the Audit Committees of the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Precision Aerospace Components, Inc.

Date: January 24, 2007	By:	/s/ Andrew Prince
Andrew Prince Chief Executive Officer